Magellan Gold Responds to Inquiry from OTC Markets Group Concerning Internet Promotional Materials

FOR IMMEDIATE RELEASE                     July 26, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today announced that on July 24, 2017, the Company received a letter from OTC Markets Group Inc. (“OTC Markets”) advising that OTC Markets had become aware of promotional email news letters touting Magellan and its common stock traded on the OTCQB Marketplace. OTC Markets expressed concern that unusual trading activity in Magellan stock beginning on or about July 18, 2017 appeared to be related to distribution of the materials.

The Company was not previously aware of the promotional materials, did not authorize them and does not condone them. The Company does not know whether the promotional materials impacted the trading of Megellan’s stock. The Company encourages investors to rely only on its SEC filings and material available on its website in making investment decisions.

This press release is in response to OTC Markets’ request that the Company issue a press release addressing a number of questions related to the promotional materials. These questions center on whether Company insiders or related parties had been involved in creating or distributing the materials.

The Company responds as follows to questions raised by OTC Markets:

•The Company became aware of the promotional activities on July 24, 2017, upon receipt of the OTC Markets letter.

•The Company was not previously aware of the promotional activities and has no understanding of their effect on the trading activities of the Company’s securities.

•After inquiry of management, officers, directors, controlling shareholders and third-party service providers, the Company is not aware that any of them have been involved in any way with the creation and distribution of the promotional materials.

•After inquiry of management, officers, directors, control persons and third-party service providers, the Company is not aware of any sales or purchases of the Company’s securities by any of them within the last 90 days except for sales by an officer as disclosed on a Form 4 filed with the SEC.

•Third-party providers currently engaged by the Company to provide investor relations, public relations, and marketing and related services include Intuitive Australia Pty Ltd, Mining Clips, LLC, and Bright Star International, Inc. The Company appropriately disclosed these engagements by filing Current Reports on Form 8-K with the SEC.

•The Company has issued stock at prices constituting a discount to the market rate at the time of issuance. In 2016, the Company issued 4,875,000 shares in connection with an equity raise. In April 2017, the Company issued a total of 5.0 million shares in connection with conversion of amounts owed under a Convertible Promissory Note. The Company currently has no other convertible instruments outstanding. The transactions listed were appropriately disclosed in Current Reports on Form 8-K filed with the SEC.

•The Company reviewed the promotional materials, a portion of which was excerpted from a Company press release dated July 18, 2017. The Company believes that the excerpt is not materially false or misleading but cannot comment on the remainder of the promotional materials.

The letter of July 24, 2017 from OTC Markets advised that it is reviewing the Company’s eligibility to continue trading on the OTC Marketplace pursuant to Section 4.2 of the OTCQB Standards. The Company will cooperate in every way possible to facilitate the review.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-

looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766